As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-0962308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1850 Ramtron Drive Colorado Springs, CO	80921
(Address of Principal Executive Offices)	(Zip Code)

2012 Incentive Award Plan

(Full title of plans)

Eric A. Balzer

Chief Executive Officer

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, CO 80921

(Name and Address of Agent For Service)

(791) 481-7000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

W. Stuart Ogg

Jones Day

555 South Flower Street, 50th Floor

Los Angeles, CA 90071

(213) 489-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share, including related rights to purchase Series B Participating Preferred Stock	3,879,864	$1.80	$6,983,755	$801

(1)	Represents 3,879,864 shares of common stock, $0.01 par value (“Common Stock”), of Ramtron International Corporation (the “Company”) issuable pursuant to awards granted under our 2012 Incentive Award Plan (the “2012 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2012 Plan as the result of any future stock split, stock dividend or similar adjustment of the Company’s outstanding Common Stock, and including related rights to purchase Series B Participating Preferred Stock that may be issued pursuant to the Rights Agreement, dated April 19, 2001, between the registrant and Computershare Trust Company, N.A., as rights agent, as amended.
(2)	Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on $1.80, which is the average of the high and low prices for the Registrant’s Common Stock as reported by the NASDAQ Global Market on June 11, 2012.
(3)	379,864 shares of Common Stock being registered on this Registration Statement are shares that were previously available for issuance under the Registrant’s 2005 Incentive Award Plan (the “2005 Plan”), which shares had not been issued, or were subject to awards under the 2005 Plan that as of the date of this Registration Statement had expired, were forefeited or have become unexercisable for any reason, and have been carried forward to and included in the reserve of shares available for issuance pursuant to the 2012 Plan in accordance with the terms of the 2012 Plan (the “Carryover Shares”). The Carryover Shares were previously registered on Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 3, 2006 (File No. 333-133760) (the “Prior 2005 Plan Registration Statement”). The Registrant will file a post-effective amendment to the Prior 2005 Plan Registration Statement de-registering the Carryover Shares that are being registered on this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the 2012 Plan, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. These documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Commission on March 7, 2012 (File No. 000-17739), including certain information incorporated by reference from our Definitive Proxy Statement on Schedule 14A for our 2012 Annual Meeting of Stockholders, which was filed with the Commission on April 23, 2012;

(b)	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, as filed with the Commission on May 4, 2012 (File No. 000-17739);

(c)	Our Current Reports on Form 8-K, as filed with the Commission on January 3, 2012, January 10, 2012, January 11, 2012, February 2, 2012, March 2, 2012, May 9, 2012, June 8, 2012 and June 13, 2012 (File No. 000-17739);

(d)	The description of our Common Stock set forth in Item 11 of our Registration Statement on Form 10 (File No. 0-17739), including any amendment or report filed for the purpose of updating such description; and

(e)	The description of our Preferred Stock purchase rights set forth in Item 1 of our Registration Statement on Form 8-A (File No. 000-17739), including any amendment or report updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted by DGCL.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions; (2) we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding, subject to certain exceptions; and (4) the rights conferred in our bylaws are not exclusive.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Colorado Springs, Colorado on June 15, 2012.

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Eric A. Balzer
Eric A. Balzer
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric A. Balzer as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of Ramtron International Corporation and in the capacities and on the dates indicated:

/s/ William G. Howard, Jr.	Chairman of the Board of Directors	June 15, 2012
William G. Howard, Jr.

/s/ Eric A. Balzer	Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2012
Eric A. Balzer

/s/ Gery E. Richards	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2012
Gery E. Richards

/s/ Theodore J. Coburn	Director	June 15, 2012
Theodore J. Coburn

/s/ Jim Doran	Director	June 15, 2012
Jim Doran

/s/ William L. George	Director	June 15, 2012
William L. George

/s/ Eric Kuo	Director	June 15, 2012
Eric Kuo

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of Ramtron International Corporation, as amended. (Incorporated by reference to our Annual Report on Form 10-K (File No. 0-17739) for the year ended December 31, 1999, filed with the Commission on March 29, 2000).

4.2	Bylaws of Ramtron International Corporation, as amended. (Incorporated by reference to our Annual Report on Form 10-K (File No. 0-17739) for the year ended December 31, 2000, filed with the Commission on March 30, 2001).

4.3	2012 Incentive Award Plan (Incorporated herein by reference to Appendix A to our Definitive Proxy Statement on Schedule 14A (File No. 000-17739), filed with the Commission on April 23, 2012).

5.1	Opinion of Jones Day regarding the validity of the shares of Common Stock being registered on this Registration Statement.

23.1	Consent of Erhardt Keefe Steiner & Hottman PC.

23.2	Consent of Jones Day (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).